FOR IMMEDIATE RELEASE

Tower Sells Korean Operations

To Strengthen Business and Realize Shareholder Value

LIVONIA, Mich., December 28, 2012 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered structural metal components and assemblies, today announced that it sold its Korean operations in order to strengthen its overall business and realize shareholder value.

Under the agreement reached earlier today, Tower sold 100% of the stock in its wholly-owned Korean subsidiary to SECO, a privately owned Korean auto parts supplier. The sold operations include 5 manufacturing plants, a tooling plant, and a headquarters/technical center. Financial results for full year 2012 were projected at revenue of $345 million, Adjusted EBITDA of $25 million, and free cash flow of negative $5 million.

Tower will receive an estimated $47 million in cash (50% at closing, 40% January 2013, 10% December 2013), and the buyer will assume net debt that averaged $98 million for the last twelve months through November, representing a transaction enterprise value of approximately $145 million or 5.8 times projected 2012 Adjusted EBITDA. This transaction multiple is significantly higher than the present multiple for Tower’s common stock, which Tower estimates at approximately 3.4 times based on yesterday’s closing price.

The transaction also represents significant balance sheet strengthening and de-risking for Tower. On a pro-forma basis excluding Korea, Tower’s average net debt for the last four quarters through September 30, 2012 would be reduced by $128 million or 26%.

“This is a very positive transaction on many fronts,” said Tower President and CEO Mark Malcolm. “We believe it provides significant immediate value to shareholders, plus it makes Tower a stronger company going forward. We also are confident that the new owner will provide a bright future and good opportunities for our loyal and dedicated former colleagues.”

Tower was assisted in this transaction by Rothschild, Samsung Securities, and Kim & Chang.

Tower to Host Conference Call Today at 8:30 a.m. EST

Tower will discuss this transaction and other related matters in a conference call at 8:30 a.m. EST today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company’s website or by telephone. The slide presentation and webcast can be accessed via the investor relations portion of Tower’s website www.towerinternational.com. To dial into the conference call, domestic callers should dial 1-855-579-0595, international callers should dial 1-706-679-1462.

An audio recording of the call will be available approximately two hours after the completion of the call. To access this recording, please dial 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and reference Conference I.D. #84010291. A webcast replay will also be available and may be accessed via Tower’s website.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA”, “free cash flow”, “net debt”, and “diluted adjusted income / (loss) per share.” We define Adjusted EBITDA as net income / (loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments described in the reconciliations provided in this press release. Free cash flow is defined as net cash provided by or used in operating activities less cash disbursed for purchases of property, plant and equipment. Net debt is defined as total debt less cash and cash equivalents. Diluted adjusted income / (loss) per share excludes the impact of certain items as described below that are included in our net income / (loss). We use Adjusted EBITDA and free cash flow as supplements to information provided in accordance with generally accepted accounting principles (“GAAP”) in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. We believe these items as well as the non-GAAP financial measures of net debt and diluted adjusted income / (loss) per share are useful to investors as they provide an additional tool for investors to use in evaluating operating results and trends, and in comparing our financial results with other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented are not measures of performance under GAAP and should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies in our industry. In addition, certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s projected Adjusted EBITDA, Free Cash Flow and its future sales growth outlook. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. The following important factors, as well as risk factors described in our reports filed with the SEC, could affect (and in some cases have affected) our actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements:

•	automobile production volumes;
•	the financial condition of our customers and suppliers;
•	our ability to make scheduled payments on our indebtedness and comply with the covenants and restrictions contained in the instruments governing our indebtedness;
•	our ability to refinance our indebtedness;
•	our ability to generate non-automotive revenues;
•	our ability to operate non-automotive businesses;
•	our ability to integrate acquired businesses;
•	our customers’ ability to obtain equity and debt financing for their businesses;
•	our dependence on our largest customers;
•	significant recalls experienced by our customers;
•	pricing pressure from our customers;
•	potential operating inefficiencies resulting from OEM production volatility;
•	work stoppages or other labor issues affecting us or our customers or suppliers;
•	risks associated with our non-U.S. operations, including foreign exchange risks and economic uncertainty;
•	costs or liabilities relating to environmental and safety regulations; and
•	any increase in the expense and funding requirements of our pension and other postretirement benefits.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerautomotive.com